SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

McGRATH RENTCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

McGRATH RENTCORP

Notice of Annual Meeting of Shareholders

September 20, 2002

      Notice is hereby given that the 2002 Annual Meeting of Shareholders of McGrath RentCorp, a California corporation, will be held at McGrath RentCorp’s Corporate Headquarters located at 5700 Las Positas Road, Livermore, California 94551, on Friday, September 20, 2002, at 2:00 p.m., local time, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected;

2.	To approve the appointment of Grant Thornton LLP as McGrath RentCorp’s independent public accountants for the year ending December 31, 2002; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

      Shareholders of record at the close of business on August 9, 2002 are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. All shareholders are cordially invited to attend the Meeting in person. However, to insure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the accompanying postage-prepaid envelope. Any shareholder attending the Meeting may vote in person even if he or she has returned the Proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Randle F. Rose, Secretary

August 15, 2002

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1:ELECTION OF DIRECTORS
OTHER MATTERS
EXECUTIVE OFFICERS OF THE COMPANY
STOCK PRICE PERFORMANCE GRAPH
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT BY THE AUDIT COMMITTEE
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

McGRATH RENTCORP

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

      The enclosed Proxy is solicited on behalf of the Board of Directors of McGrath RentCorp (the “Company”) to be voted at the 2002 Annual Meeting of Shareholders to be held on Friday, September 20, 2002, at 2:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s Corporate Headquarters located at 5700 Las Positas Road, Livermore, California 94551.

      These proxy materials were mailed on or about August 16, 2002, to all shareholders entitled to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

      Shareholders of record at the close of business on August 9, 2002, are entitled to notice of, and to vote at, the Meeting. At the record date, 12,483,580 shares of the Company’s Common Stock were issued and outstanding. The Company has no other class of voting securities issued or outstanding.

VOTING

      In order to conduct business at the Meeting, a quorum must be established. The presence in person or by proxy of shareholders entitled to vote a majority of the Company’s outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting.

      Every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (six) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of the intention to cumulate the shareholder’s votes. The proxy holders are given discretionary authority, under the terms of the Proxy, to cumulate votes represented by shares for which they are named in the Proxy. In electing directors, the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected (six), shall be elected.

      Unless otherwise noted herein, each of the Company’s proposals (other than the election of directors) described in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented and voting at the Meeting if a quorum is present. Unless otherwise instructed, each valid returned Proxy not revoked will be voted in the election of directors “FOR” the nominees of the Board of Directors and “FOR” Proposal No. 2 described in this Proxy Statement. If any other matters come before the Meeting of which the Company was not aware by July 31, 2002, the proxy holders will vote on such matters in their discretion. The Company does not anticipate, as of this date, that any matters other than as set forth in this Proxy Statement will come before the Meeting.

SOLICITATION; REVOCABILITY OF PROXIES

      The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone or telegram. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

   PROPOSAL NO. 1: ELECTION OF DIRECTORS

NOMINEES

      The shareholders elect directors of the Company annually. The Board has nominated the six persons named in the table below for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected. The remaining directors may fill vacancies that may occur on the Board of Directors prior to an annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the Company’s nominees named below, all of whom are presently directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable, or will decline, to serve as a director. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all Proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for under the Proxies will be determined by the proxy holders.

      The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since

William J. Dawson	48	Investor, retired executive	1998

Robert C. Hood	61	Investor, retired executive	1999

Joan M. McGrath	65	Businesswoman	1982

Robert P. McGrath	68	Chairman of the Board and Chief Executive Officer of the Company	1979

Delight Saxton	56	Senior Vice President of the Company	1982

Ronald H. Zech	58	Chairman of the Board, President and Chief Executive Officer of GATX Corporation	1989

DESCRIPTION OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      WILLIAM J. DAWSON was elected a director of the Company in 1998, and he serves on its Audit and Executive Compensation Committees. From 1993 through 1998, Mr. Dawson was a Managing Director of Volpe Brown Whelan, LLC, an investment banking firm, where he was responsible for corporate finance activities in the healthcare industry. From 1998 through 2001, Mr. Dawson was Corporate Senior Vice President, Business Development of McKesson HBOC, Inc., a large health care services company, with responsibility for mergers and acquisitions and venture capital investments. Mr. Dawson is now retired.

      ROBERT C. HOOD was elected a director of the Company in 1999. Mr. Hood serves on the Board’s Audit and Executive Compensation Committees. From 1996 to 1999, Mr. Hood was Executive Vice President and Chief Financial and Administrative Officer of Excite, Inc., an Internet portal company. Mr. Hood is now retired.

      JOAN M. MCGRATH joined the Company in 1980 and has been a director since 1982. Ms. McGrath served as a Vice President of the Company from 1982 through 1994, at which time she resigned that position. She continues to be an employee of the Company with responsibilities in training sales, supervisory and management personnel and general management.

      ROBERT P. MCGRATH is the founder of the Company. He has been a director and its Chief Executive Officer since the Company’s formation in 1979, and its Chairman of the Board since 1988. He also served as the Company’s President through 1994 and as its Chief Financial Officer through 1993. He is a member of the Executive Compensation Committee of the Company’s Board of Directors.

      DELIGHT SAXTON has been with the Company since its inception in 1979, and a director since 1982. She served as Secretary of the Company from 1982 to 1999, its Treasurer from 1982 to 1989, its Vice President of Administration from 1989 to 1997, and its Chief Financial Officer from 1993 to 1999. She has been a Senior Vice President of the Company since 1997. She is responsible for facility development and general management.

      RONALD H. ZECH was elected a director of the Company in 1989, and he serves on its Audit and Executive Compensation Committees. In 1994, Mr. Zech was elected President and Chief Operating Officer of GATX Corporation, a New York Stock Exchange listed company. In 1995, he was elected Chief Executive Officer of that corporation, and in 1996 was elected its Chairman of the Board. GATX provides specialized finance and leasing solutions for customers and partners worldwide. Mr. Zech also serves on the Board of Directors of The PMI Group, Inc., a New York Stock Exchange listed company engaged in the business of providing private mortgage insurance.

BOARD MEETINGS

      The Board of Directors of the Company held nine meetings and took corporate action by unanimous written consent another seven times during the year ended December 31, 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has an Audit Committee consisting of Directors William J. Dawson, Robert C. Hood and Ronald H. Zech. The Audit Committee, among other things, nominates the independent auditors of the Company to be approved by the Board of Directors and the shareholders, and meets with the independent auditors and the financial staff of the Company to review audits, financial reporting and internal controls. The Board of Directors of the Company has adopted a written charter for the Audit Committee setting forth the scope of the Committee’s responsibilities and how it is to carry out those responsibilities, including structure, process and membership requirements. A copy of the Audit Committee charter was attached to the Company’s Proxy Statement for its Annual Meeting of Shareholders held May 30, 2001. The Audit Committee met four times during 2001.

      The Board of Directors also has a four-member Executive Compensation Committee consisting of Directors William J. Dawson, Robert C. Hood, Robert P. McGrath and Ronald H. Zech. The Executive Compensation Committee establishes the general compensation policies of the Company for its executive officers and sets the actual compensation plans and specific compensation levels for the individual officers. The Executive Compensation Committee held two meetings during 2001.

      The Board of Directors does not have a nominating committee.

COMPENSATION OF DIRECTORS

      Each director who is not also an officer or employee of the Company was compensated for his services as a director at the rate of $16,000 per annum plus an additional fee of $750 per meeting for attendance at the meetings of the Board of Directors or one of its Committees (in the event a Committee meeting is held in conjunction with a Board meeting, only one $750 fee is paid to the director). Mr. Dawson and Mr. Zech each received $24,250 for his services as a director of the Company during 2001, and Mr. Hood received $25,000 for his services as a director during 2001. All directors, including those who are officers or employees of the Company, are reimbursed for expenses incurred in connection with attending Board or Committee meetings.

      In addition to cash compensation, the three outside directors of the Company during 2001 (Messrs. Dawson, Hood and Zech) each received a non-qualified stock option under the Company’s 1998 Stock Option Plan for the purchase of 4,000 shares of the Company’s common stock at an exercise price of $25.55 per share. See “Executive Officers of the Company — 1998 Stock Option Plan” below.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors of the Company, with the approval of its Audit Committee, has appointed Grant Thornton LLP to audit the books and records of the Company for the year ending December 31, 2002. A resolution will be offered at the Meeting to approve the appointment of Grant Thornton LLP as the Company’s independent public accountants.

      On July 9, 2002, the Board of Directors of the Company determined, in consultation with and upon the recommendation of its Audit Committee, to appoint Grant Thornton LLP to serve as the Company’s independent public accountants, replacing Arthur Andersen LLP. The Company dismissed Arthur Andersen LLP on the same date. Arthur Andersen LLP had acted as the Company’s independent public accountants since the Company’s inception in 1979 through July 9, 2002. This determination followed the Company’s decision to seek proposals from independent public accountants to audit the financial statements of the Company. The Grant Thornton LLP audit partner serving the Company was previously a partner at Arthur Andersen LLP, where he also served the Company. The balance of the Grant Thornton LLP team will be new to the Company.

      The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2001, and through the date hereof, there have been no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years. None of the reportable events described under item 304(a)(1)(v) of Regulation S-K occurred during the Company’s two most recent fiscal years ended December 31, 2001, or through the date hereof.

      During the Company’s two most recent fiscal years ended December 31, 2001, and through July 9, 2002 (the date the Board of Directors of the Company determined to appoint Grant Thornton LLP to serve as the Company’s independent public accountants), the Company did not consult Grant Thornton LLP with respect to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Representatives of Grant Thornton LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote “FOR” such proposal. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

      The Company incurred fees with Arthur Andersen LLP for the year ended December 31, 2001 as follows:

Audit Fees	$132,500

Financial Information Systems Design and Implementation Fees	$0

All Other Fees	$79,700

      The Company incurred no fees with Grant Thornton LLP for the year ended December 31, 2001.

OTHER MATTERS

       The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

EXECUTIVE OFFICERS OF THE COMPANY

       The following table sets forth certain information regarding the executive officers of the Company.

Name	Age	Position Held with the Company

Robert P. McGrath	68	Chairman of the Board and Chief Executive Officer

Dennis C. Kakures	46	President and Chief Operating Officer

Delight Saxton	56	Senior Vice President

Thomas J. Sauer	46	Vice President and Chief Financial Officer

Randle F. Rose	44	Vice President of Administration and Secretary

      Robert P. McGrath and Delight Saxton are also directors of the Company and descriptions of them appear under “Proposal No. 1: Election of Directors — Description of Nominees for Election to the Board of Directors” above.

      DENNIS C. KAKURES joined the Company in 1982 as Sales and Operations Manager of the Company’s Northern California office. He became a Vice President of the Company in 1987, Chief Operating Officer in 1989, Executive Vice President in 1993, and President in 1995.

      THOMAS J. SAUER joined the Company in 1983 as its Accounting Manager, served as its Controller from 1987 to March 1999, became Treasurer in 1989, a Vice President in 1995, and Chief Financial Officer in 1999. Mr. Sauer is responsible for accounting, financial reporting, corporate taxes, and the Company’s relationships with its bankers and auditors.

      RANDLE F. ROSE joined the Company in 1997 as its Vice President of Administration, and was elected Secretary of the Company in 1999. Mr. Rose is responsible for administration of human resources, risk management, MIS, real estate and facilities. For the three years prior to joining the Company, Mr. Rose was Vice President, Finance of Ardenbrook, Inc., a real estate company.

      Each executive officer of the Company serves at the pleasure of the Board of Directors.

SUMMARY COMPENSATION TABLE

      The following table sets forth the compensation earned by the Company’s Chief Executive Officer and the Company’s other four most highly compensated executive officers for services rendered in all capacities to the Company for each of the last three years.

				Long-Term
		Annual Compensation		Compensation
Name and						All Other
Principal Position	Year	Salary	Bonus	Awards[1]	Payout[2]	Compensation[3]

Robert P. McGrath	2001	$430,000	$42,116	—	—	$5,469
Chairman and Chief	2000	424,000	295,663	—	—	12,437
Executive Officer	1999	385,000	111,024	—	—	12,579

Dennis C. Kakures	2001	320,000	31,197	$30,466	$268,250	5,469
President and Chief	2000	280,000	192,442	11,606	299,569	12,437
Operating Officer	1999	250,000	70,481	55,388	268,864	12,579

Thomas J. Sauer	2001	200,000	15,631	20,111	170,308	5,469
Vice President and	2000	185,000	101,973	7,576	191,912	12,437
Chief Financial Officer	1999	165,000	35,560	36,155	172,547	12,579

Scott A. Alexander[4]	2001	157,000	85,778	—	—	5,469
Vice President	2000	145,000	51,500	—	—	12,437
	1999	133,000	22,085	—	—	12,579

Randle F. Rose	2001	112,500	28,047	—	—	4,601
Vice President of	2000	105,000	26,094	—	—	9,145
Administration, Secretary	1999	90,000	17,071	—	—	8,648

1	Upon an award of stock bonus shares under the Company’s Long Term Stock Bonus Plan, 20% of such shares are vested in the participant and the remaining 80% vest over the next four years contingent upon the participant remaining in the employ of the Company. See “Long Term Stock Bonus Plan” below. The figures shown in the column designated “Awards” are the values of the vested 20% shares of the Company’s Common Stock earned by the executive officers under the Plan, calculated based on the market value of the Common Stock as of the end of the respective years. Dividends are paid to the officer with respect to shares earned by him, whether or not vested. As the unvested shares subsequently vest, their values are shown in the column designated “Payout.”

2	The figures shown in the column designated “Payout” are the values of the shares of the Company’s Common Stock previously earned by the executive officers under the Company’s Long-Term Stock Bonus Plan in a prior year which vested during the year shown. The values are calculated based on the market value of the Common Stock as of the end of the year in which it was originally earned.

3	The figures shown in the column designated “All Other Compensation” represent the executive officer’s share of the allocation of the Company’s contribution to the Company’s Employee Stock Ownership Plan for that year, and his share of any re-allocations of forfeited benefits during that year (see “Employee Stock Ownership Plan” below).

4	Mr. Alexander resigned his position as a Vice President of the Company in July 2002, but remains employed by the Company as its Manager of Legislative and Regulatory Affairs.

EMPLOYEE STOCK OWNERSHIP PLAN

      The Company’s Employee Stock Ownership Plan (“ESOP”) is intended to qualify as an employee stock ownership plan as defined in Section 4975(e)(7) of the Internal Revenue Code, and as a stock bonus plan under Section 401(a) of the Internal Revenue Code. The Company created a trust under the ESOP to hold plan assets, with Union Bank of California, N.A. acting as trustee. The Company may amend or terminate the ESOP at any time. In July 2001, the Company amended the ESOP to name Delight Saxton and Thomas J.

Sauer as Trustees in place of Union Bank of California. All assets acquired by the trust are administered by a Plan Committee composed of Nanci Clifton, Edward Diaz, Brian Jensen, Thomas J. Sauer, Delight Saxton and Sandy Waggoner (all Company employees) for the exclusive benefit of employees who are participants in the ESOP and their designated beneficiaries.

      Employees, who are 21 years or older, are entitled to participate in the ESOP when they have completed one year of service to the Company by June 30 of any year. As of December 31, 2001, 232 employees of the Company were participants in the ESOP. Allocations to each eligible participant’s trust account are made each year from Company contributions, trust income or loss and re-allocations of forfeited ESOP benefits if the participant remains employed throughout the year and has worked a minimum number of hours or his employment has terminated due to death or retirement (as that term is defined in the ESOP) during that year. Allocations are made based upon each participant’s compensation from the Company and time employed by the Company. As provided by law, a participant’s interest in the ESOP becomes 20% vested after three years of service and will continue to vest at 20% per year thereafter until it is fully vested after the seventh year or upon death or total disability. The vesting schedule will be accelerated and the Company’s contributions and ESOP allocations will be modified if the ESOP becomes a “top heavy plan” under federal tax laws.

      In general, Company contributions are immediately tax deductible by the Company, but participants do not recognize income for tax purposes until distributions are made to them. The Company’s Board of Directors determines the amount of Company contributions to the ESOP in cash, Company stock or other property each year with consideration for federal tax laws. The Company made a $400,000 cash contribution to the ESOP for the 2001 plan year, and the Company had made an aggregate of $3,050,000 cash contributions for the four years prior to that. Employees may not make contributions to the ESOP. Contributions in cash are used to purchase Company stock; however, other investments may be made and loans may be incurred by the ESOP for the purchase of Company stock.

      The Plan Committee has determined that cash dividends paid by the Company on shares of the Company’s Common Stock held by the ESOP shall be paid out to the participants. The Plan Committee has the right to revoke this decision at any time.

1987 INCENTIVE STOCK OPTION PLAN

      The Company has a 1987 Incentive Stock Option Plan (the “1987 Plan”) under which options have been granted to key employees of the Company for the purchase of its Common Stock. Options granted under the 1987 Plan are intended to qualify as incentive stock options as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The 1987 Plan authorized the issuance of an aggregate of 2,000,000 shares of the Company’s Common Stock under options. As of July 31, 2002, options for an aggregate of 852,000 shares had been granted to 28 key employees at exercise prices ranging between $3.06 and $10.75 per share; and of such options granted, options have been exercised for the purchase of 720,635 shares, options for 64,617 shares have been terminated, and options for 66,748 shares remain outstanding. The 1987 Plan is now terminated by its terms, and no further options will be granted under it; however, the options held by key employees for 66,748 shares still outstanding remain exercisable in accordance with the terms of those options. None of the Company’s executive officers listed in the “Summary Compensation Table” above were granted, exercised or held an option during 2001 under the 1987 Plan.

1998 STOCK OPTION PLAN

      The Company has a 1998 Stock Option Plan (the “1998 Plan”) that authorizes the issuance of an aggregate of 2,000,000 shares of the Company’s Common Stock under options to officers, key employees, directors and other persons who provide valuable services to the Company or its subsidiaries. Options granted under the 1998 Plan may be either incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options which are not incentive stock options (“non-qualified options”). As of July 31, 2002, options for an aggregate of 557,000 shares have been granted to 63 key employees at exercise prices ranging between $15.625 and $25.10 per share; and of such options granted, options have been exercised for the purchase of 131,625 shares, options for 83,975 shares have been terminated, and options for 341,400 shares remain outstanding. In addition to these options to key employees, options for an aggregate of 72,000 shares have been granted to outside directors of the Company at exercise prices ranging between $15.938 and $25.55 per share; and of such options granted, no options have been exercised, options for 10,000 shares have been terminated, and options for 62,000 remain outstanding. 1,464,975 shares remain available in the 1998 Plan for future option grants. In the event there is a “change in control” of the Company and the option holder is thereafter terminated within two years, the exercise rights under his or her option shall accelerate and become fully vested. With the exception of the information set forth below, none of the Company’s executive officers listed in the “Summary Compensation Table” above exercised or held an option during 2001 under the 1998 Plan.

			Number of Shares Underlying	Value of Unexercised In-the-
	Shares Acquired	Value	Unexercised Options at Year End	Money Options at Year End
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Randle F. Rose	0	0	21,000 / 29,000	$373,770 / $576,030

LONG-TERM STOCK BONUS PLANS

      The Company’s [1990] Long-Term Stock Bonus Plan reserved 400,000 shares of the Company’s Common Stock for bonuses to be granted to officers and other key employees to provide incentives for high levels of performance and unusual efforts to improve the financial performance of the Company. This Plan terminated on December 31, 1999. In 2000, the Board of Directors and shareholders of the Company adopted the McGrath RentCorp 2000 Long-Term Stock Bonus Plan to replace the prior plan, and under which another 400,000 shares of the Company’s Common Stock are reserved for bonuses to be granted to officers and key employees under conditions substantially the same as the prior plan. Stock Bonus Agreements have been entered into with Dennis C. Kakures, the Company’s President and Chief Operating Officer, and Thomas J. Sauer, the Company’s Vice President and Chief Financial Officer. To date, Messrs. Kakures and Sauer are the only persons who have received Stock Bonus Agreements. From 1990 through 2000, each Agreement provided for a stock bonus to the officer dependent upon the return on equity realized for the Company’s shareholders over a three-year period, and starting with Agreements entered into in 1998, also dependent upon the growth in the Company’s net income over that three-year period before taking into account any income derived from or expenses attributable to interest, income taxes, depreciation and/or amortization (“EBITDA”). Starting in 2001, each Agreement provided for a stock bonus to the officer dependent upon the growth in the Company’s EBITDA after subtracting its debt. The Agreements also provide that the right to receive any stock bonus earned is subject to vesting over a four-year period contingent upon the officer remaining in the employ of the Company; however, in the event there is a “change in control” of the Company and the officer is thereafter terminated, his right to receive any stock bonus earned is accelerated and becomes fully vested. Messrs. Kakures and Sauer were awarded stock bonuses based upon the Company’s performance over the three-year period ended December 31, 2001, and the following table sets forth certain information with respect to those stock bonuses. The “Values” in the table are calculated based on the market value of the shares of Common Stock as of December 31, 2001.

		As of 12/31/01		Will Vest at December 31,

Name		Earned	Vested	2002	2003	2004	2005

Dennis C. Kakures	Shares	4,058	812	812	812	811	811
	Value	$152,256	$30,466	$30,466	$30,466	$30,429	$30,429

Thomas J. Sauer	Shares	2,678	536	536	536	535	535
	Value	$100,479	$20,111	$20,111	$20,111	$20,073	$20,073

      The Company has entered into further Stock Bonus Agreements with both Mr. Kakures and Mr. Sauer, under which an estimate of 40,521 shares in additional stock bonuses could be awarded if the Company’s performance goals over the successive three-year periods ending December 31, 2002 and 2003 are met. An estimated 359,479 shares remain available in the 2000 Plan for future bonus grants.

REPORT BY THE EXECUTIVE COMPENSATION COMMITTEE

      The Company has a four-member Executive Compensation Committee, consisting of its three outside directors, William J. Dawson, Robert C. Hood and Ronald H. Zech, as well as its Chairman of the Board and Chief Executive Officer, Robert P. McGrath. The Committee establishes the general compensation policies of the Company for its executive officers and sets the actual compensation plans and specific compensation levels for the individual officers.

      Compensation Philosophy – The Company’s executive compensation philosophy is to pay for performance. The Executive Compensation Committee believes executive compensation should reflect the executive’s, as well as the Company’s, current and long-term performance, and any management compensation program should be structured to attract, motivate and retain qualified personnel by providing attractive compensation incentives consistent with Company performance. The executive compensation program is intended to provide an overall level of compensation opportunity that the Committee believes, based upon its own judgment and experience and upon periodic studies by independent executive compensation consultants, is competitive with other, comparable companies. The Committee also believes management should have significant equity participation through the ownership of Common Stock of the Company so as to align the interests of executives with those of the Company’s other shareholders in an effort to achieve long-term shareholder returns.

      Components of Executive Compensation – In addition to the return executives receive along with other shareholders through their individual ownership of shares of the Company’s Common Stock, there are currently three components of executive compensation: base salary, annual cash incentive bonus, and long-term stock ownership incentives.

           Base Salaries – The Executive Compensation Committee establishes the base salaries of each of the Company’s executive officers after considering a variety of factors including the executive’s level of responsibility and individual performance, the executive’s contributions to the success of the Company, internal equities among the salaries of other officers and key personnel of the Company, the salaries of executive officers in similar positions in comparable companies, and the Company’s financial performance.

           Annual Cash Incentive Bonuses – The Executive Compensation Committee has divided the executive officers into four groups for purposes of providing cash incentive bonuses: the Chief Executive Officer, the next two highest compensated officers, two Vice Presidents with responsibility for operating divisions, and the remainder of the Company’s executive officers.

                The Executive Compensation Committee adopted a formula in early 2001 for calculating a cash incentive bonus for the Company’s Chief Executive Officer for 2001 based solely upon the Company achieving certain levels of pre-tax profit for the year, with him being eligible to receive a bonus up to a maximum of 84% of his base salary. See “Chief Executive Officer’s Compensation” below.

                At the same time, the Executive Compensation Committee adopted a formula for calculating cash incentive bonuses for the next two highest compensated executive officers of the Company (Mr. Kakures and Mr. Sauer) based upon a combination of the level of the Company’s pre-tax profit for the year and the extent to which each executive officer achieves his own individual performance goals, as determined by the Chief Executive Officer. Mr. Kakures was eligible to receive a bonus up to a maximum of 104% of his base salary, while Mr. Sauer was eligible to receive a bonus up to a maximum of 86% of his base salary. The aggregate cash incentive bonuses earned by these two executive officers under this program for 2001 was 9% of their aggregate base salaries.

                At the same time, the Executive Compensation Committee directed the Chief Executive Officer and the Chief Operating Officer to develop jointly divisional pre-tax profit goals and individual performance goals for the two Vice Presidents of the Company with responsibility for operational divisions, and then to determine cash incentive bonuses at the end of the year for these two officers based upon a combination of the level of the officer’s divisional pre-tax profit and the extent to which such officer achieved his or her own individual performance goals. The aggregate cash incentive bonuses earned by these two executive officers for 2001 was 51% of their aggregate base salaries.

                As the same time, the Executive Compensation Committee also directed the Chief Executive Officer and the Chief Operating Officer to determine jointly at the end of the year the amount of an incentive bonus to be paid to a sixth officer up to a maximum of 25% of his base salary. The cash incentive bonus paid to this officer for 2001 was 25% of his base salary.

           Long-Term Stock Ownership Incentives – The Company has two long-term stock ownership incentive programs for its executives and other key personnel: the Long-Term Stock Bonus Plan and the 1998 Stock Option Plan.

                The Executive Compensation Committee may make recommendations to the Company’s Board of Directors with respect to the granting of stock bonuses under the Company’s 2000 Long-Term Stock Bonus Plan to executive officers. The Plan, and the predecessor [1990] Long-Term Stock Bonus Plan, have been used to reward the achievement of pre-set, long-term financial goals; and the bonuses of stock have been awarded for achieving pre-set goals with respect to the return on equity realized by the Company over successive three-year periods. See “Long-Term Stock Bonus Plans” above.

                The Executive Compensation Committee may make recommendations to the Board of Directors with respect to the granting of stock options under the 1998 Stock Option Plan to executive officers. The Board has granted stock options from time to time to executive officers and other key personnel of the Company under the 1998 Plan and earlier option plans because the Board believed such grants would be an effective part of the particular executive officer’s overall compensation package and that an increase in his or her equity participation in the Company would be appropriate.

      Chief Executive Officer’s Compensation – Throughout 2001, Robert P. McGrath was the Chief Executive Officer of the Company, as well as the Chairman of its Board of Directors. Mr. McGrath was the founder of the Company, and he still owns a significant percentage of its Common Stock (see “Security Ownership of Management and Principal Shareholders” below).

           Base Salary – After a review in early 2001 of Mr. McGrath’s level of responsibility, performance and contributions to the Company’s success, the Executive Compensation Committee raised Mr. McGrath’s base salary to $430,000.

           Annual Cash Incentive Bonus – Mr. McGrath earned a cash incentive bonus of $42,116 for 2001 (10% of his base salary). This bonus was calculated as a function of the extent to which the Company achieved its goal for pre-tax profits in 2001 in accordance with the formula, which had been established by the Executive Compensation Committee early in that year.

           Long-Term Stock Ownership Incentives – Mr. McGrath did not participate in any of the various long-term stock ownership incentive plans offered by the Company to its officers and employees (except that, as an employee, he has participated in the Company’s Employee Stock Ownership Plan (“ESOP”) on the same basis as other employees).

Executive Compensation Committee:

William J. Dawson	Robert C. Hood
Robert P. McGrath	Ronald H. Zech

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      No member of the Company’s Executive Compensation Committee has a compensation committee interlocking relationship (as defined by the Securities and Exchange Commission). One member of the Committee, Robert P. McGrath, is an employee and officer of the Company, and he has participated in deliberations of the Committee concerning executive officer compensation.

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the Company’s stock price since December 31, 1996 against (1) the S&P 500 Index and (2) the composite prices of the companies listed by Value Line, Inc. in its Industrial/ Business Services Industries Group (“Peer Group”), and (3) the Russell 2000 Index.

      The graph assumes an investment of $100 on December 31, 1996 and monthly reinvestment of dividends thereafter, and is based upon information provided to the Company by Value Line, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information regarding each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, each of the directors, the chief executive officer and the other four most highly compensated officers of the Company, and all officers and directors as a group as of July 31, 2002. The table is presented in accordance with the rules of the Securities and Exchange Commission and, accordingly, in several instances beneficial ownership of the same shares is attributed to more than one person.

	Beneficial Ownership

	Number of	Percentage of
Name	Shares	Outstanding

Robert P. and Joan M. McGrath [1,2]	2,175,413	17.4%
McGrath RentCorp 5700 Las Positas Road Livermore, CA 94551
Westchester Capital Management[3]	825,000	6.6%
100 Summit Lake Drive Valhalla, NY 10595
Delight Saxton[2]	316,716	2.5%
Dennis C. Kakures[2,4]	304,401	2.4%
Thomas J. Sauer [2,4]	253,226	2.0%
Scott A. Alexander[2,6]	192,553	1.5%
Randle F. Rose[2,5,6]	29,592	*
Ronald H. Zech[5]	19,850	*
William J. Dawson[5]	13,600	*
Robert C. Hood[5]	6,900	*
All Executive Officers and Directors as a group (10 persons)[1,2,4,5]	3,314,929	26.4%

*	Denotes less than 1%.

1	Includes 319,006 shares held by two organizations controlled by Mr. and Mrs. McGrath; however, they disclaim any beneficial interest in such shares.

2	Includes the shares held by the McGrath RentCorp Employee Stock Ownership Plan for benefit of the named individual. The number of shares included is 56,367 shares for Mr. McGrath, 31,290 shares for Ms. McGrath, 49,034 shares for Mr. Kakures, 42,716 shares for Ms. Saxton, 36,852 shares for Mr. Sauer, 41,191 shares for Mr. Alexander, 1,092 shares for Mr. Rose, and 258,542 shares for all executive officers as a group. These shares are included because beneficiaries under the Plan hold sole voting power over the shares (whether or not rights to the shares have vested).

3	Shares owned by accounts controlled by Westchester Capital Management and entities affiliated with it as of July 18, 2002.

4	Includes unvested shares issued to the named individual under the McGrath RentCorp Long-Term Stock Bonus Plan, which shares are subject to return to the Company under certain circumstances. The number of shares included is 15,524 shares for Mr. Kakures, 10,088 shares for Mr. Sauer, and 25,512 shares for all executive officers as a group.

5	Includes portions of outstanding stock options held by officers and directors that will be exercisable over the next 60 days as follows: 28,500 shares for Mr. Rose, 12,850 shares for Mr. Zech, 11,600 shares for Mr. Dawson, 6,900 shares for Mr. Hood, and 59,850 shares for all officers and directors as a group.

6	Mr. Alexander resigned his position as a Vice President of the Company in July 2002, but remains employed by the Company as its Manager of Legislative and Regulatory Affairs. The 192,193 shares beneficially owned by Mr. Alexander are included in “All Executive Officers and Directors as a group.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPLIANCE WITH §16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      The members of the Board of Directors, the executive officers of the Company, and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of §16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of the §16(a) reports the Company received from such persons during or with respect to 2001, and (ii) written representations received from all such persons that no annual Form 5 reports were required to be filed by them with respect to 2001, the Company believes that all reporting requirements under §16(a) for 2001 were met in a timely manner by its directors, executive officers and greater than 10% shareholders except as follows: Each of William J. Dawson, Robert C. Hood and Ronald H. Zech, directors of the Company, filed late reports regarding the grant of director stock options to them.

INDEMNIFICATION AGREEMENTS

      The Company has entered into Indemnification Agreements with each of its directors and executive officers. These Agreements require the Company to indemnify its officers or directors against expenses and, in certain cases, judgment, settlement or other payments incurred by the officer or director in suits brought by the Company, derivative actions brought by shareholders and suits brought by other third parties. Indemnification has been granted under these Agreements to the fullest extent permitted under California law in situations where the officer or director is made, or threatened to be made, a party to the legal proceeding because of his or her service to the Company.

CONTROL

      By virtue of their positions in the Company and ownership of the Company’s Common Stock, Robert P. McGrath and Joan M. McGrath may be deemed “control persons” of the Company as that term is defined under the Securities Act of 1933, as amended.

FAMILY RELATIONSHIPS

      There are no family relationships between any director or executive officer of the Company except that Robert P. McGrath and Joan M. McGrath are husband and wife.

REPORT BY THE AUDIT COMMITTEE

       The Company has a three-member Audit Committee, consisting of its three outside directors, William J. Dawson, Robert C. Hood and Ronald H. Zech.

      The Company’s management is responsible for the Company’s internal controls, financial reporting, compliance with laws and regulations and ethical business standards. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as well as the independence and performance of the Company’s independent auditors.

      In this context, the Audit Committee has met and held discussions with management and the independent auditors, and has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2001 with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has considered the compatibility of the non-audit services provided by the independent auditors with maintaining auditor independence and has discussed with the independent auditors that firm’s independence.

      Based upon the Audit Committee’s reviews and discussions referred to above, the Committee recommended the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

      Arthur Andersen LLP had acted as the Company’s independent auditors since the Company’s inception in 1979. Following a thorough evaluation process by the Company’s management and the Audit Committee, and after considering proposals received from five nationally-recognized independent accounting firms to audit the financial statements of the Company, the Audit Committee recommended to the Board of Directors that it appoint Grant Thornton LLP to serve as the Company’s independent auditors in place of Arthur Andersen LLP. On July 9, 2002, the Board of Directors of the Company appointed Grant Thornton LLP to serve as the Company’s independent public accountants, replacing Arthur Andersen LLP.

Audit Committee:

William J. Dawson

Robert C. Hood

Ronald H. Zech

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

       Proposals of shareholders of the Company that are intended to be presented at the Company’s 2003 Annual Meeting must be received by the Company no later than February 1, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Dated: August 15, 2002

THE BOARD OF DIRECTORS

McGRATH RENTCORP
PROXY

The Board of Directors solicits this Proxy for the Annual Meeting of Shareholders to be held on Friday, September 20, 2002, at 2:00 p.m., local time, at the McGrath RentCorp Corporate Headquarters located at 5700 Las Positas Road, Livermore, California 94551.

The undersigned hereby constitutes and appoints Robert P. McGrath and Randle F. Rose, or each of them, with full power of substitution and revocation, attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of McGrath RentCorp or any adjournments thereof, and to vote, including the right to cumulate votes (if cumulative voting is required), the shares of Common Stock of McGrath RentCorp registered in the name of the undersigned on the record date for the Meeting.

Proposal No. 1:	Election of Directors
	☐	FOR the election of William J. Dawson, Robert C. Hood, Joan M. McGrath, Robert P. McGrath, Delight Saxton and Ronald H. Zech as directors (to withhold authority to vote for any individual nominee, strike a line through the nominee’s name);
or
	☐	WITHHOLD AUTHORITY to vote for any of the nominees for director listed above.
Proposal No. 2:	Approval of the appointment of Grant Thornton LLP as McGrath RentCorp’s independent public accountants for the year ending December 31, 2002.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

The Board of Directors recommends a vote FOR the nominees named above and FOR Proposal No. 2. The shares represented by this Proxy will be voted as directed above; if no specification is made, the shares will be voted FOR said nominees and proposal. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2001 Annual Report to Shareholders furnished with this Proxy.

Dated:               , 2002

Signature

Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE RETURN THIS SIGNED AND DATED PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE